EXHIBIT 10.5
                               RESELLER AGREEMENT

         This Reseller Agreement is made and entered into this 8 day of October, 1998 by and between Utah WebWorks, Inc. ("UWI"), a Utah corporation, and ________________________________ ("Reseller").

         For ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1. Use of Software and Services Provided. UWI has created software known as Visual WebTools, which is accessible via the Internet. Said software shall hereinafter be referred to as "the Software". UWI will provide licenses to use the Software to the Reseller's End Users for the purpose of creating Internet projects for the fees set forth herein.

2. Pricing. Reseller agrees to pay UWI according to the Pricing Schedule, which is attached hereto as Exhibit A and incorporated herein by reference.

3.       Payment Terms. The following payments terms shall apply:

         1. Time of Payment. Reseller agrees to pay UWI the amounts due within five business days after receipt of UWI's invoice.

         2. Payment Not Contingent. The amounts due UWI from Reseller are not contingent upon receipt of payment to Reseller by the End User.

4. Use of Purchase Agreement With End User. Reseller agrees to have each End User sign a Purchase Agreement, which agreement has been provided by UWI to Reseller.

5. Training of Reseller. UWI will provide Reseller with initial, training with respect to the use of the Software. Said training shall consist of up to 5 days of on site training during the first three months after the date of this Agreement as requested by Reseller.

6. Support of End User. Reseller shall be responsible to provide all support for the End Users solicited by Reseller. If End User requests support form UWI, said support will be provided by a 900 telephone number with appropriate charges assessed to the End User. Until otherwise notified, Reseller may represent to End Users that UWI will provide support, for which charges will be assessed at the rate of one dollar per minute billed to the nearest one minute interval and that such rates will prevail until End User is otherwise notified by UWI.

7. Use of Software. Reseller will use its best efforts to assure that the End User will not use the Software in any way which violates any international, federal, state or local laws, including without limitation, laws dealing with copyrights, indecent material, misrepresentation or other illegal or improper purpose. End User shall not send or allow anyone else to send any unsolicited e-mail messages or advertising as relates to the Software, domain or web site of End User. UWI reserves the right to terminate services for any End User which is breach of this paragraph.

8. Sales Materials. UWI will make available any sales materials it has developed relating to the Software. If Reseller produces its own sales materials, said materials shall first be approved by UWI in writing.

9. Independent Contractor. Reseller is an independent contractor and is not authorized to make any representations or incur any obligations on behalf of UWI without UWI's written permission.

10.      Warranty Limitation.

         1. Limitation. NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE MADE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATER WITH RESPECT TO THIS AGREEMENT, unless specifically set forth herein.

         2.       Service.   UWI  makes  no   warranties  as  to  the  delivery,
                  completeness, accuracy or relevance of information provided to End User through the use of the Software.

         3. Reseller Indemnified. UWI will indemnify Reseller against any damage claims by End users resulting from the fault of UWI in failing to reasonably provide access to UWI's servers with regard to the use of the Software or to provide support pursuant to this Agreement or the Purchase Agreement with End User. UWI does not assume responsibility for service interruptions, delays, non-delivery of information, or the End Users inability to access UWI's servers which are beyond UWI's control such as power outages, telephone line failures, acts of God or similar circumstances. For service interruptions which are reasonably within UWI's control, UWI shall have 15 days to correct said service interruption without any recourse from Reseller.

11. Payment for Internet Domain Name. UWI and Reseller agree to pay and share equally the fees due Network Solutions, e.g. Internic, to acquire the use of a domain name. T he End User shall be responsible to pay these charges after the first two years of their Purchase Agreement.

12. Invoicing End User. Reseller shall be responsible to invoice and collect amounts due from End Users.

13. Default. Any breach of the terms of this Agreement by Reseller or UWI, which is not cured within thirty days after notice, shall constitute a default under this Agreement.

14. Termination of Agreement. Upon default by Reseller, UWI may elect to terminate this Agreement upon ten days written notice and shall be entitled to collect any unpaid amounts that are due pursuant to this Agreement. In addition, after default, UWI shall be entitled to any other remedies allowed under Utah law. In the event this Agreement is terminated, UWI can take over and/or transfer and service the End Users that were solicited by Reseller and enter into new Purchase Agreements. However, all commissions and residuals, as those terms are defined herein, which would be due Reseller based upon fees and charges paid by End users who have signed Purchase Agreements prior to the termination of this Agreement, shall not be forfeited by Reseller upon termination of this Agreement but shall continue for a period of twelve months from the date of termination so long as the particular End User continues to utilize services of UWI without substantial interruption. For purposes of this paragraph, substantial interruption shall mean at least six months. UWI will pay Reseller its commissions and residuals on the first day of each month after receipt of fees from any End User to which Reseller is entitled to commissions or residuals, less a twenty five percent fee for servicing said accounts after default.

         For purposes of this Agreement, the following definitions shall apply:

         1. Commissions. The term "commission" as used herein shall mean the entire purchase price and fees paid by End User under the Purchase Agreement less the amount owed to UWI by Reseller under the price schedule attached hereto as Exhibit A.

         2. Residuals. The term "residuals" shall mean the entire purchase price and all fees paid by End User in any year subsequent to the first year after execution of a Purchase Agreement, less amounts owed to UWI by Reseller under the price schedule attached hereto as Exhibit A.

15. Indemnification. Reseller agrees to indemnify and hold UWI harmless against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Reseller's failure to perform any of its warranties, guaranties, commitments, or covenants set forth in this Agreement. If a party shall bring suit to enforce this indemnification provision, the party making the indemnification shall be liable for all costs and expenses, including fees of attorneys, incurred in prosecuting such action (or any appeal thereto), and such costs and expenses shall be included in any judgment that may be rendered.

16. Arbitration. In the event of a dispute under this Agreement, the parties agree that any dispute shall be resolved by arbitration according to the rules of the American Arbitration Association. The arbitration hearing shall be held in Salt Lake City, Utah. One arbitrator shall be selected. The costs of arbitration shall be equally divided between the parties. Each party shall pay their own attorney's fees.

17. Dealer Network. Reseller may establish a network of dealers, which shall have the right to resell the Software to End Users. UWI agrees not to directly solicit any party while they are actively reselling the Software for Reseller.

18. Exclusivity. As otherwise provided in this paragraph, UWI shall not solicit or contract with any party within Salt Lake County, in the State of Utah for the purpose of establishing a dealer network as described above so long as Reseller meets its milestones in sales as set forth on Exhibit B, attached hereto and incorporated herein by reference. For parties in Salt Lake County which inquire of UWI about purchasing the Software, or selling the Software to businesses in Salt Lake County, UWI agrees to refer them to Reseller for sale of the Software within Resellers sales organization. Notwithstanding any provision hereof to the contrary, UWI may solicit and establish dealer networks with the parties listed on Exhibit C, attached hereto and incorporated herein by reference. UWI agrees to limit any future Resellers form selling the Software within Salt Lake County, unless said sales are conducted from outside said county without face to face contact.

19. Retail Price Stipulations. Reseller agrees to sell the Software according to the price schedule attached hereto as Exhibit A. Said price schedule may be revised by UWI at its sole discretion and redistributed to its Resellers. UWI agrees to provide the same price schedule to all of its Resellers in Salt Lake County so as not to create an unfair market advantage for any Reseller.

20. Use of Name. Reseller may represent themselves as an authorized dealer of UWI. Reseller agrees to use UWI's name, logo, slogan or anything, which represents the corporate image of UWI or the Software subject to approval by UWI. Reseller agrees to represent the Software and its capabilities accurately and correctly and agrees not to make false claims or representations as to the same.

21.      Miscellaneous.

         1. Notice. All demands and notice to be given hereunder, if any, shall be personally delivered or sent by registered mail addressed to the respective parties at their postal addresses as of the date of this Agreement or to such other address as each may hereafter designate in writing.

         2. Successors. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

         3. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements or understandings with respect to the subject matter of this Agreement.

         4. Amendment. This Agreement may not be altered or amended except by a subsequent written agreement executed by all of the parties hereto.

         5. Governing Law. The terms of the Agreement shall be governed by and construed in accordance with Utah law. The parties agree that any legal proceedings relating to the subject matter of this agreement shall be brought exclusively in the State of Utah. The parties represent to each other that the Agreement to bring legal proceedings exclusively in the State of Utah will not place a serious inconvenience or be unfair or unreasonable to any of the parties hereto.

         6. Severability. If any of the terms and conditions of this Agreement shall be declared invalid by a tribunal or entity having jurisdiction thereof, the application of such provisions to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of them not so declared invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

         7. Place of Payment. The obligation to make payment as provided herein shall be made in Salt Lake County, State of Utah.

         8. Interest. In the event any money obligation described herein is not paid when due, interest shall accrue (both before and after judgment) thereon at the Annual Percentage Rate of eighteen percent (18%) per annum.

         9. Authorization. The individuals who have signed this Agreement represent and warrant that they are duly authorized to execute this Agreement, in either their individual or representative capacity as indicated, and that this Agreement is enforceable according to its terms.

         10. Assignment. No interests or obligations under this Agreement are assignable without the written consent of all parties. If such consent is given, no assignment shall relieve any party from the performance of all of the covenants and conditions set forth herein.

22. Sale of UWI. In the event that UWI is sold, this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above indicated.

                                       Utah WebWorks, Inc.


                                       -----------------------------
                                       Authorized Officer


                                       [COMPANY NAME]


                                       -----------------------------
                                       Authorized Officer



                                   EXHIBIT "A"

                    Visual WebTool(TM) Reseller Pricing Guide


Product                       Reseller Cost                   MRP
WebWizard                     $500.00                         $1,500.00
WebWizard - FPA               $335.00                         $1,005.00
WebShopper                    TBD                             TBD
WebChannels                   TBD                             TBD
WebProfiler                   TBD                             TBD
WebStats                      TBD                             TBD


                                   EXHIBIT "B"

                   Visual WebTool(TM) Reseller Sales Schedule


      Month                    Number of Sales of WebWizard or WebWizard FPS
October             1998                         5
November            1998                         10
December            1998                         20
January             1999                         20
February            1999                         35
March               1999                         50


For 6 months following March 1999 the number of sales shall be at least 50 per month.

For 4 years starting in September 1999 the number of sales shall be at least 75 per month.



                                   EXHIBIT "C"

                   Utah WebWorks(TM) Prospects - State of Utah


Global Marketing Alliance (GMA)

The American Home Business Association (AHBA)
       Home Business Works (HBW)